Report of Independent Registered Public Accounting Firm

To the Board of Directors of
The Singapore Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Singapore Fund, Inc. (the ?Fund?) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (?the Act?) as of October 31, 2009. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2009, and with respect to agreement of security purchases and sales, for the period from July 31, 2009 (the date of our last examination), through October 31, 2009:

-	Confirmation of all securities held for the Fund by The
Central Depository (Pte) Limited (?CDP?) in book entry form;

-	Confirmation of all such securities held for the Fund by the
Sub-Custodian, DBS Bank Ltd. (?DBS Bank?);

-	Reconciliation of all such securities held by CDP in book
entry form to the confirmation received from DBS Bank;

-	Confirmation of cash held at Citibank Singapore N.A. and the
JPMorgan Chase;

-	Reconciliation of all such securities and cash to the books
and records of the Fund;

-	Confirmation of all securities out for transfer with brokers or validation of open trades through subsequent liquidation;
and

-	Agreement of 3 security purchases and 3 security sales or
maturities since our last report from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.



In our opinion, management's assertion that The Singapore Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2009 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of The Singapore Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





PricewaterhouseCoopers LLP
New York, New York
December 18, 2009




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